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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                             THIRD  THIRD     YEAR
REGULATION           STATEMENT CAPTION        QTR.   QTR.    TO DATE
                                              1998   1997  1998   1997

5-02 (1)            Cash and Cash Items      11618  14605  11618  14605
5-02 (2)            Marketable Securities   103585  73810 103585  73810
5-02 (3)(b)(1)      Notes Receivable        274482 234627 274482 234627
5-02 (4)            Allowance for Doubtful
                      Accounts                3483   2788   3483   2788

5-02 (15)           Total Assets            413367 338271 413367 338271

5-02 (24)           Other Liabilities       374317 305511 374317 305511
5-02 (30)           Common Stock              3222    748   3222    748
5-02 (31)(a)(2)     Additional Capital Other 13268  10465  13268  10465
5-02 (31)(a)(3)(ii) Retained Earnings -      24163  21261  24163  21261
                      Unappropriated
                      Treasury Stock           -59     -7
5-03 (b)(1)(e)      Other Revenues            9006   7789  26168  22593
5-03 (b)(2)(e)      Cost of Other Revenues    3303   2848   9805   8308
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount         3955   3313  11319   9463
5-03 (b)(10)        Income Before Taxes and
                      Other Items             1748   1628   5044   4822
5320

5-03 (b)(11)        Income Tax Expense         586    572  1696    1654
5-03 (b)(14)        Income/Loss from
                      Continuing Operations   1162   1056  3348    3168

5-03 (b)(19)        Net Income or Loss        1162   1056  3348    3168